Exhibit 10.1
THE CARLYLE GROUP L.P.
2012 EQUITY INCENTIVE PLAN
FORM OF GLOBAL DEFERRED RESTRICTED COMMON UNIT AGREEMENT
FOR OTHER EXECUTIVE OFFICERS
(Performance-Vesting)

Participant:	Date of Grant:
Number of DRUs:

1.Grant of DRUs. The Carlyle Group L.P. (the “Partnership”) hereby grants the number of deferred restricted Common Units (the “DRUs”) listed above to the Participant (the “Award”), effective as of ________________ (the “Date of Grant”), on the terms and conditions hereinafter set forth in this agreement including Appendix A, which includes any applicable country-specific provisions (together, the “Award Agreement”). This grant is made pursuant to the terms of The Carlyle Group L.P. 2012 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each DRU represents the unfunded, unsecured right of the Participant to receive a Common Unit on the delivery date(s) specified in Section 4 hereof.
2.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)    “Cause” shall mean the determination by the Administrator that the Participant has (i) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties, (ii) willfully engaged in conduct that the Participant knows or, based on facts known to the Participant, should know is materially injurious to the Partnership or any of its Affiliates, (iii) materially breached any material provision of the Participant’s employment agreement or other Restrictive Covenant Agreement with the Partnership or its Affiliates, (iv) been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony under the laws of the United States or of any state or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding felonies involving a traffic violation), (v) been the subject of any order, judicial or administrative, obtained or issued by the U.S. Securities and Exchange Commission (“SEC”) or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied), or (vi) discussed the Partnership’s (or its Affiliates’) fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, to any reporter or representative of any press or other public media.
(b)     “Performance Multiplier” shall mean the multiplier, between 0% and 200%, applied to the Target DRU Award based on actual performance of the relevant performance metrics applicable to the Performance Period, as set forth on Exhibit A.
(c)    “Performance Period” shall mean _______ through _______.
(d)    “Qualifying Event” shall mean, during the Participant’s Services with the Partnership and its Affiliates, the Participant’s death or Disability.
(e)    “Restrictive Covenant Agreement” shall mean any agreement (including, without limitation, this Award Agreement), and any attachments or schedules thereto, entered into by and between the Participant and the Partnership or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition (if applicable), non-solicitation and/or confidentiality, in order to protect the business of the Partnership and its Affiliates.
(f)     “Target DRU Award” shall mean the number of DRUs that are eligible to vest on the Vesting Date pursuant to Exhibit A.
(g)    “Vested DRUs” shall mean those DRUs which have become vested (x) determined by multiplying the Target DRU Award by the Performance Multiplier for the Performance Period pursuant to Exhibit A or (y) otherwise pursuant to the Plan. For the avoidance of doubt, the Vested DRUs may be a number lesser than or greater than the Target DRU Award.
(h)    “Vesting Date” shall mean the date on which the Board of Directors certifies the attainment of the established performance metrics set forth on Exhibit A, which shall occur promptly (but no more than eight (8) business days) following certification of the Partnership’s fourth quarter results for the Performance Period.
3.    Vesting.
(a)    Vesting – General. Subject to the Participant’s continued Services with the Partnership and its Affiliates through the Vesting Date, a number of DRUs subject to the Target DRU Award (which number may be lesser than or greater than the Target DRU Award) shall vest and become Vested DRUs based on the attainment of the performance measures and the Performance Multiplier set forth on Exhibit A.
(b)    Vesting – Qualifying Event. Upon the occurrence of a Qualifying Event prior to the completion of the Performance Period, the Target DRU Award granted hereunder (to the extent not previously vested) shall vest in an amount equal to the product of (x) the Target DRU Award multiplied by (y) a Performance Multiplier equal to 100% upon the date of such Qualifying Event.

(c)    Vesting – Terminations. Except as otherwise set forth in Section 3(b), in the event the Participant’s Services with the Partnership and its Affiliates are terminated for any reason, if the Award has not yet vested pursuant to Section 3(a) or 3(b) hereof (or otherwise pursuant to the Plan) it shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to the Award as of the date of such termination. For purposes of this provision, the effective date of termination of the Participant’s Services will be determined in accordance with Section 8(j) hereof.
4.    Vesting and Delivery Dates.
(a)    Delivery – General. The Partnership shall, on or within 30 days following the Vesting Date, deliver (or cause delivery to be made) to the Participant the Common Units underlying the Vested DRUs that vest and become Vested DRUs on the Vesting Date.
(b)    Delivery – Qualifying Event. Upon the occurrence of a Qualifying Event, the Partnership shall, within 30 days following the date of such event, deliver (or cause delivery of) Common Units to the Participant in respect of 100% of the DRUs which vest and become Vested DRUs on such date.
(c)    Delivery – Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Services with the Partnership and its Affiliates are terminated for any reason, the Partnership shall within 30 days following the date of such termination, deliver (or cause delivery of) Common Units to the Participant in respect of any then outstanding Vested DRUs.
(d)    Forfeiture – Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Services by the Partnership or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Restrictive Covenant Agreement, all outstanding DRUs (whether or not vested) shall immediately terminate and be forfeited without consideration and no further Common Units with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, to the extent permitted under applicable law, any Common Units that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.
5.    Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control prior to the completion of the Performance Period, (i) the Target DRU Award granted hereunder (to the extent not previously vested) shall vest in an amount equal to the product of (x) the Target DRU Award multiplied by (y) a Performance Multiplier equal to 100% upon the date of such Change in Control, and (ii) the Partnership shall deliver (or cause delivery of) Common Units to the Participant in respect of 100% of the Vested DRUs on or within 10 days following such Change in Control. In the event that a Change in Control occurs after the completion of the Performance Period but prior to the Vesting Date, the Vesting Date shall be deemed to have occurred upon the date of such Change in Control and the Participant shall be entitled to receive the number of Vested DRUs, if any, determined based on the actual Performance Multiplier for the Performance Period, in accordance with Section 3(a) hereof.
6.    No Dividends or Distributions on DRUs. No dividends or other distributions shall accrue or become payable with respect to any DRUs prior to the date upon which the Common Units underlying the DRUs are issued or transferred to the Participant.
7.    Adjustments Upon Certain Events. The Administrator shall make certain substitutions or adjustments to any DRUs subject to this Award Agreement pursuant to Section 9 of the Plan.
8.    Nature of Grant. In accepting the grant, the Participant acknowledges, understands, and agrees that:
(a)    the Plan is established voluntarily by the Partnership, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Partnership, at any time, to the extent permitted by the Plan;
(b)     the grant of the DRUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of DRUs, or benefits in lieu of DRUs, even if DRUs have been granted in the past;
(c)     all decisions with respect to future DRUs or other grants, if any, will be at the sole discretion of the Partnership;
(d)     the granting of the DRUs evidenced by this Award Agreement shall impose no obligation on the Partnership or any Affiliate to continue the Services of the Participant and shall not lessen or affect the Partnership’s or its Affiliate’s right to terminate the Services of such Participant;
(e)     the Participant is voluntarily participating in the Plan;
(f)     the DRUs and the Common Units subject to the DRUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the DRUs and the Common Units subject to the DRUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)     unless otherwise agreed with the Partnership, the DRUs and the Common Units subject to the DRUs, and the income from and value of same, are not granted as consideration for, or in connection with, the Services Participant may provide as a director of an Affiliate;

(i)    the future value of the underlying Common Units is unknown, indeterminable and cannot be predicted with certainty;
(j)    in the event of termination of the Participant’s Services for any reason, except as set forth in Sections 3(b) and 4(b) (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise determined by the Partnership, the Participant’s right to vest in the DRUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing Services and will not be extended by any notice period (e.g., active Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the DRUs grant (including whether the Participant may still be considered to be providing Services while on an approved leave of absence); and
(k)     in addition to the provisions above in this Section 8, the following provisions apply if the Participant is providing Services outside the United States:
(i)     no claim or entitlement to compensation or damages shall arise from forfeiture of the DRUs resulting from termination of the Participant’s Services as set forth in Section 3(c), 4(c) or 4(d) above for any reason (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the DRUs, the Participant agrees not to institute any claim against the Partnership or any Affiliate;
(ii)     the DRUs and the Common Units subject to the DRUs are not part of normal or expected compensation or salary for any purpose; and
(iii)     neither the Partnership nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the DRUs or of any amounts due to the Participant pursuant to the settlement of the DRUs or the subsequent sale of any Common Units acquired upon settlement.
9.    No Advice Regarding Grant. The Partnership is not providing any tax, legal or financial advice, nor is the Partnership making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Common Units. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.    Data Privacy Information and Consent. The Partnership is located at 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A. and grants employees of the

Partnership and its Affiliates DRUs, at the Partnership’s sole discretion. If the Participant would like to participate in the Plan, please review the following information about the Partnership’s data processing practices and declare the Participant’s consent.
(a)    Data Collection and Usage: The Partnership collects, processes and uses personal data of Participants, including name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Partnership units or directorships held in the Partnership, and details of all DRUs, canceled, vested, or outstanding in the Participant’s favor, which the Partnership receives from the Participant or the Employer. If the Partnership offers the Participant a grant of DRUs under the Plan, then the Partnership will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Partnership’s legal basis for the processing of the Participant’s personal data would be his or her consent.
(b)    Stock Plan Administration Service Providers: The Partnership transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Partnership with the implementation, administration and management of the Plan. In the future, the Partnership may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Partnership’s service provider will open an account for the Participant to receive and trade Common Units. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
(c)     International Data Transfers: The Partnership and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which the Partnership does not participate in. The Partnership’s legal basis for the transfer of the Participant’s personal data is his or her consent.
(d)     Data Retention: The Partnership will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Partnership no longer needs the Participant’s personal data, which will generally be seven years after the Participant is granted DRUs under the Plan, the Partnership will remove it from its systems. If the Partnership keeps the data longer, it would be to satisfy legal or regulatory obligations and the Partnership’s legal basis would be relevant law or regulations.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal: The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee or his or her career; the Participant would merely forfeit the opportunities associated with the Plan.
(f)    Data Subject Rights: The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data of the Partnership processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and address of any potential recipients of the Participant’s data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Partnership at The Carlyle Group, LP, 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A., Attention: Equity Management.
If the Participant agrees with the data processing practices as described in this notice, please declare the Participant’s consent by clicking the “Accept Award” button on the Morgan Stanley award acceptance page or signing below.
11.    No Rights of a Holder of Common Units. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Common Units until such Common Units have been issued or transferred to the Participant.
12.    Restrictions. Any Common Units issued or transferred to the Participant or to the Participant’s beneficiary pursuant to Section 4 of this Award Agreement (including, without limitation, following the Participant’s death or Disability) shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Units are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be put entered into the books and records of the Partnership to make appropriate reference to such restrictions. Without limiting the generality of the forgoing, a Participant’s ability to sell or transfer the Common Units shall be subject to such trading policies or limitations as the Administrator may, in its sole discretion, impose from time to time on current or former senior professionals, employees, consultants, directors, members, partners or other service providers of the Partnership or of any of its Affiliates.
13.    Transferability. Unless otherwise determined or approved by the Administrator, no DRUs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against the Partnership or any Affiliate.

14.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):
(a) If to the Partnership, to:
The Carlyle Group L.P.
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: General Counsel
Fax: (202) 315-3678

(b) If to the Participant, to the address appearing in the personnel records of the Partnership or any Affiliate.
15.    Withholding. The Participant acknowledges that he or she may be required to pay to the Partnership or, if different, an Affiliate that employs the Participant (the “Employer”), and that the Partnership, the Employer, or any Affiliate shall have the right and are hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Partnership or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Partnership or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such Tax-Related Items. The Participant further acknowledges that the Partnership and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the DRUs, including, but not limited to the grant or vesting of the DRUs and the subsequent sale of Common Units acquired upon settlement of the Vested DRUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the DRUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Partnership and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to the Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Administrator prior to the Vesting Date; provided that, unless otherwise determined by the Administrator, any such payment or estimate must be received by the Partnership prior to the Vesting Date. Additionally, the Participant authorizes the Partnership and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Common Units acquired upon settlement of the Vested

DRUs either through a voluntary sale or through a mandatory sale arranged by the Partnership (on the Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Partnership and/or the Employer may withhold or account for the Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll process and will have no entitlement to the Common Unit equivalent. The Participant acknowledges that, regardless of any action taken by the Partnership, the Employer, or any Affiliate the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Partnership or the Employer. The Partnership may refuse to issue or deliver the Common Units or the proceeds from the sale of Common Units, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
16.    Choice of Law; Venue. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York without regard to its conflict of law provisions. Any and all disputes, controversies or issues arising out of, concerning or relating to this Award, this Award Agreement or the relationship between the parties evidenced by the Award Agreement, including, without limitation, disputes, controversies or issues arising out of, concerning or relating to the construction, interpretation, breach or enforcement of this Award Agreement, shall be brought exclusively in the courts in the State of New York, City and County of New York, including the Federal Courts located therein (should Federal jurisdiction exist). Each of the parties hereby expressly represents and agrees that it/he/she is subject to the personal jurisdiction of said courts, irrevocably consents to the personal jurisdiction of such courts; and waives to the fullest extent permitted by law any objection which it/he/she may now or hereafter have that the laying of the venue of any legal lawsuit or proceeding related to such dispute, controversy or issue that is brought in any such court is improper or that such lawsuit or proceeding has been brought in an inconvenient forum.
17.    WAIVER OF RIGHT TO JURY TRIAL. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AWARD AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS/HIS/HER CHOICE), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF, CONCERNING OR RELATING TO THIS AWARD, THIS AWARD AGREEMENT, THE RELATIONSHIP BETWEEN THE PARTIES EVIDENCED BY THIS AWARD AGREEMENT AND/OR THE MATTERS CONTEMPLATED THEREBY.
18.    Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All DRUs and Common Units issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.    Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the DRUs granted hereunder (including, without limitation,

the vesting and delivery schedules described herein and in the Appendix), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Partnership or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Partnership or any of its Affiliates, unless otherwise explicitly provided for in any other agreement that the Participant has entered into with the Partnership or any of its Affiliates and that is set forth on Schedule A hereto. Unless set forth on Schedule A hereto, no such other agreement entered into prior to the Date of Grant shall have any effect on the terms of this Award Agreement.
20.    Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Partnership reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Common Units to the Participant hereunder, to the extent such modification is determined by the Partnership to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the DRUs until the issuance or transfer of Common Units hereunder.
21.    Signature in Counterparts; Electronic Acceptance. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Alternatively, this Award Agreement may be granted to and accepted by the Participant electronically.
22.    Electronic Delivery. The Partnership may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Partnership or a third party designated by the Partnership.
23.    Compliance with Law. Notwithstanding any other provision of this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Common Units, the Partnership shall not be required to deliver any Common Units issuable upon settlement of the DRUs prior to the completion of any registration or qualification of the Common Units under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Partnership shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Partnership is under no obligation to register or qualify the Common Units with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Units. Further, the Participant agrees that the Partnership shall have unilateral authority to amend the Plan and the Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Common Units.

24.    Language. If the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
26.    Appendix. Notwithstanding any provisions in this Award Agreement, the DRUs grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, any special terms and conditions for such country will apply to the Participant, to the extent the Partnership determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
27.    Imposition of Other Requirements. The Partnership reserves the right to impose other requirements on the Participant’s participation in the Plan, on the DRUs and on any Common Units acquired under the Plan, to the extent the Partnership determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.    Waiver. The Participant acknowledges that a waiver by the Partnership of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
29.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, or broker’s country of residence, or where the Common Units are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Common Units or rights to Common Units (e.g., DRUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Partnership (as defined by the laws or regulations in applicable jurisdictions or Participant’s country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Participant before possessing inside information. Furthermore, the Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Partnership insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
30.    Foreign Asset/Account Reporting. The Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold DRUs under the Plan or cash received from participating in the Plan (including sales proceeds arising from the sale of Common Units) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. The Participant is responsible for ensuring compliance with such regulations and should speak with his or her personal legal advisor regarding this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement(1).

THE CARLYLE GROUP L.P.

By: Carlyle Group Management L.L.C., its general partner

By:
Name:
Title:

(1) If this Award Agreement is delivered to the Participant electronically, the Participant’s electronic acceptance of the Award Agreement (pursuant to instructions separately communicated to the Participant) shall constitute acceptance of the Award Agreement and shall be binding on the Participant and the Partnership in lieu of any required signatures to this Award Agreement.

EXHIBIT A

VESTING TERMS

The Target DRU Award granted pursuant to this Agreement shall be eligible to vest pursuant to the terms described in this Exhibit A, based on the Partnership’s [Performance Metrics] for the Performance Period, as set forth below, in each case, subject to adjustment to exclude the effects of extraordinary, unusual or infrequently occurring events.

I.	Definitions. Capitalized terms not otherwise defined in the Plan or the Agreement have the following meanings:

a.	[Performance Metrics]

b.	“Performance Period” means _______ through _______.

e.	“Weighting Multiplier” means the relative performance weighting associated with each performance metric listed below, as a percentage of the total Target DRU Award.

II.
Vesting. Subject to the Participant’s continued Services with the Partnership and its Affiliates through the Vesting Date (other than as may be set forth in the Agreement), on the Vesting Date, a number of DRUs shall vest in an amount equal to the product of (1) the Target DRU Award, (2) the applicable Performance Multiplier and (3) the applicable Weighting Multiplier, each as determined below (with such amount calculated separately for each of the three performance metrics listed below and the resulting sum of such amounts constituting the total Vested DRUs). Any DRUs that do not become vested in accordance with this Exhibit A shall, effective as of the Vesting Date, be forfeited by the Participant without consideration.

[Performance Metric]

Performance Level	[Performance Metric]	Performance Multiplier	Weighting Multiplier
Below Threshold Level Performance		0%	N/A
Threshold Level Performance		50%
Target Level Performance		100%
Maximum Level Performance		200%

[Performance Metric]

Performance Level	[Performance Metric]	Performance Multiplier	Weighting Multiplier
Below Threshold Level Performance		0%	N/A
Threshold Level Performance		50%
Target Level Performance		100%
Maximum Level Performance		200%

[Performance Metric]

Performance Level	[Performance Metric]	Performance Multiplier	Weighting Multiplier
Below Threshold Level Performance		0%	N/A
Threshold Level Performance		50%
Target Level Performance		100%
Maximum Level Performance		200%

Performance Multipliers shall be determined by linear interpolation for achievement falling between the above percentages; provided, that there shall be no interpolation for achievement that is less than Threshold Level Performance (and zero DRUs in respect of such performance metric will vest in such case) and the maximum number of DRUs that may vest in respect of any performance metric is the Target DRU Award multiplied by 200%, multiplied by the applicable Weighting Multiplier for such performance metric.

APPENDIX A
TO
THE CARLYLE GROUP L.P.
GLOBAL DEFERRED RESTRICTED COMMON UNIT AGREEMENT
Terms and Conditions
This Appendix A includes additional terms and conditions that govern the Award of deferred restricted Common Units (“DRUs”) granted to the Participant under The Carlyle Group L.P. 2012 Equity Incentive Plan (the “Plan”) if the Participant works and resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan and/or Award Agreement and have the meanings set forth therein.
Notifications
This Appendix A also includes information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2018. Such laws are often complex and change frequently. As a result, the Partnership strongly recommends that the Participant not rely on the information noted in this Appendix A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the DRUs or sells Common Units acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Partnership is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Partnership shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.
UNITED STATES
Non-Solicitation Covenant. This provision supplements Section 4(d) “Forfeiture – Cause Termination or Breach of Restrictive Covenants” of the Award Agreement:
Notwithstanding the Participant’s termination of Services and any other provision of this Award Agreement, for a period of twelve (12) months after the date of the Participant’s termination of Services, the Participant will not, directly or indirectly, without the prior written consent of the Partnership: (i) participate in any capacity, including as an investor or an advisor, in any transaction that the Partnership or any of its Affiliates was actively considering investing in or

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offering to invest in prior to the Participant’s date of termination of Services; (ii) solicit, contact or identify investors in any investment partnership, fund or managed account controlled or advised by the Partnership or its Affiliates (to the extent the Participant knows that such person or entity is an investor, directly or indirectly, in such partnership, fund or managed account) on behalf of any person or entity; or (iii) recruit, solicit, induce or seek to induce any current employee of the Partnership or its Affiliates to become employed by the Participant or any other person or entity. The Participant agrees that this non-solicitation covenant may limit the Participant’s ability to earn a livelihood in a business similar to the business conducted by the Partnership, but the Participant nevertheless hereby agrees and hereby acknowledges that the consideration provided to the Participant in this Award Agreement is adequate to support the restrictions contained herein. The Participant further agrees that the restrictions set forth in this non-solicitation covenant are reasonable and necessary to protect the Partnership’s trade secrets and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this non-solicitation covenant to be unenforceable or invalid for any reason, the Participant and the Partnership agree that this non-solicitation covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The Participant agrees and acknowledges that the foregoing non-solicitation covenant is a material inducement to the Partnership to enter into this Award Agreement and, as such, it is agreed by the parties that any violation of this non-solicitation covenant by the Participant will constitute a material breach of this Award Agreement and, in addition to any other remedies the Partnership may have, will result in the consequences set forth below in this Appendix A under “Breach of Non-Solicitation Covenant.” The Participant further agrees that the remedy at law for any breach of this non-solicitation covenant may be inadequate, and that the Partnership shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of the Participant’s obligations as set forth in this non-solicitation covenant. Notwithstanding the foregoing, clauses (i) and (ii) shall not apply if the Participant’s principal place of Services is in California. Additionally, if the Participant’s principal place of Services is in any other jurisdiction where any provisions contained under clauses (i) or (ii) of this non-solicitation covenant are prohibited by applicable law, then such provisions shall not apply to the Participant to the extent prohibited by applicable law. Nothing in this Appendix A is intended to limit or supersede any other Restrictive Covenant Agreement to which the Participant is subject.
Breach of Non-Solicitation Covenant. If, following his or her termination of Services, the Participant breaches this non-solicitation covenant or other applicable provisions of the Award Agreement or the Plan:

(a)
all outstanding DRUs (whether or not vested, as allowable under applicable law) shall immediately terminate and be forfeited without consideration and no further Common Units with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs; and

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(b)
any Common Units that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award, which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such breach, shall also immediately terminate and be forfeited without consideration.